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                                                                     EXHIBIT 4.5

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (this "Agreement"), dated as of January 26, 2000, is by and among Beacon Education Management, Inc., a Delaware corporation (the "Company"), and each of the holders of Capital Stock (as defined herein) who are signing this Agreement as of the date hereof and who may become parties to this Agreement in the future (individually, a "Shareholder," and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Company has an authorized capitalization consisting of (i) 10,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), and (ii) 1,000,000 shares of undesignated preferred stock, $0.01 par value per share (the "Preferred Stock"); and

         WHEREAS, the Company and the Shareholders desire to provide for continuity and harmony in the management of the Company and to restrict the sale and other disposition of capital stock now held by any of the Shareholders (the "Existing Stock") and any shares of capital stock of the Company hereafter issued to or otherwise acquired by the Shareholders (the Existing Stock, together with such subsequently issued or acquired capital stock, including any securities convertible into or exchangeable or exercisable for, directly or indirectly, any capital stock, whether or not currently convertible, exchangeable, or exercisable, being hereinafter referred to collectively as the "Capital Stock") and to create other rights and duties inter se.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties covenants and agrees as follows:

                                    ARTICLE I
                               STOCK CERTIFICATES

         Section 1.1 Stock Certificates. The Shareholders agree that the stock certificate or certificates from time to time representing the respective shares of Capital Stock shall be registered in the individual name of the Shareholders and shall bear, in addition to any other legend required to be placed thereon, a conspicuous legend to the effect that the shares of Capital Stock represented thereby are subject to legal restrictions against transfer and are held under and subject to the terms and provisions of this Agreement. Upon execution and delivery of this Agreement, the Shareholders agree to return to the Secretary of the Company any stock certificate or certificates previously delivered so that such legend shall be placed thereon.

                                   ARTICLE II
                        TRANSFER RIGHTS AND RESTRICTIONS

         Section 2.1 General Restriction. Notwithstanding anything to the contrary herein, including, without limitation, Section 2.2, none of the Shareholders may sell, exchange, give,



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devise, or otherwise dispose of ("Transfer"), either voluntarily or involuntarily or by operation of law (including any Transfer pursuant to equitable distribution proceedings or pursuant to a divorce decree) any of the Capital Stock, or any rights or interest appertaining thereto, whether now owned or hereafter acquired, except as permitted by this Agreement.

         Notwithstanding the preceding sentence, the Shareholders may pledge or encumber Capital Stock, or any rights or interest appertaining thereto, whether now owned or hereafter acquired and such transaction shall not constitute a Transfer, provided, however, that such transaction shall be deemed a Transfer in the event of a foreclosure by a third party of a security interest in any Capital Stock, and in such event the Eligible Offeree Shareholders (as hereinafter defined) and the Company shall have the rights of first refusal as set forth in Section 2.2(a), subject to the same notice, purchase, and time provisions provided therein; provided, further, that any pledgee shall acknowledge and agree prior to any such pledge or encumbrance that any Capital Stock so pledged or encumbered by a Shareholder is subject to the provisions of this Agreement. If the Eligible Offeree Shareholders and the Company elect not to purchase the Capital Stock in the event of a Transfer pursuant to a foreclosure by a third party of a security interest, the Capital Stock may thereafter be sold or transferred to a third party consistent with the foreclosure proceeding.

         Section 2.2 Voluntary Transfer. A Shareholder may voluntarily Transfer Capital Stock under and as permitted by this Section 2.2, but not otherwise.

              (a) First Offer Rights. If a Shareholder shall desire to Transfer any Capital Stock held by such Shareholder (the "Selling Shareholder"), then such Selling Shareholder shall first offer such Capital Stock (the "Offered Stock") to the Company and then to the Eligible Offeree Shareholders (as hereinafter defined) in accordance with the provisions hereof.

              (b) Notice. The Selling Shareholder shall give written notice to the Company setting forth (y) the terms and conditions (the "Offer Terms") upon which the Selling Shareholder proposes to Transfer Capital Stock (the "Offered Stock") and (z) the name of the proposed transferee. The term "Eligible Offeree Shareholder" shall mean any shareholder of the Company, other than the Selling Shareholder, who holds at least one percent (1%) of the outstanding capital stock of the Company that votes for the election of directors. As used herein, the term "Common Stock Equivalent Shares" held by any person shall be all shares of the Company's Common Stock held by such person and all shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable security held by such person or issuable upon exercise of any option, warrant, or other right held by such person, in each case whether or not such security, option, warrant, or right is by its terms then convertible, exchangeable, or exercisable.

              (c) Option to Company. The Company shall have the exclusive right during the period of twenty (20) days following receipt of such notice to elect to purchase any or all of the Offered Stock proposed to be sold in accordance with the Offer Terms and Section 2.2(f);



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provided, however, that, as set forth in Section 2.2(e), an election by the
Company to purchase less than all of the Offered Stock shall not be effective unless the option in Section 2.2(d) is exercised as to all of the Offered Stock not elected to be purchased by the Company under this Section 2.2(c).

              (d) Option to the Eligible Offeree Shareholders. If the Company does not exercise its right to purchase all of the Offered Stock proposed to be sold, the Company shall give written notice to the Eligible Offeree Shareholders setting forth (y) the Offer Terms upon which the Selling Shareholder proposes to Transfer the Offered Stock and (z) the name of the proposed transferee. The Eligible Offeree Shareholders shall have the exclusive right during the period of ten (10) days following receipt of such notice to elect to purchase all (but not less than all) of the Offered Stock proposed to be sold and not purchased by the Company pursuant to Section 2.2(c) in accordance with the Offer Terms and
Section 2.2(f). In the event that more than one Eligible Offeree Shareholder wishes to purchase the Offered Stock to be sold, the right to purchase shall be allocated among such Eligible Offeree Shareholders in proportion to their ownership of Common Stock Equivalent Shares.

              (e) Non-Exercise. If there shall be any default in making payment in full for all the Offered Stock to be sold as aforesaid, in accordance with the applicable requirements of this Section 2.2, then, other than the defaulting party, non-defaulting Eligible Offeree Shareholders or the Company may purchase the Offered Stock as contemplated and the Selling Shareholder may sell the remaining shares of Offered Stock so offered hereunder to any person on terms no more favorable to such person than the Offer Terms. However, if the Selling Shareholder does not effect such sale within 90 days after the termination (by passage of time or default) of the first refusal rights created under Sections 2.2(a) through (d), the Selling Shareholder may not thereafter transfer any such shares without again complying with the provisions of this Section 2.2.

              (f) Closing. All purchase transactions between and among the parties hereto (or their assignees) pursuant to this Section 2.2 shall be consummated at a closing to be held not later than five (5) business days after the expiration of the applicable option period provided for in Section 2.2(d). At the closing, the purchaser shall deliver to the Selling Shareholder the consideration (cash or other, as agreed to by the parties to the Transfer) against delivery of the appropriate stock certificate(s) (or voting trust certificate(s)) duly endorsed for transfer.

              (g) Exempted Transfers. The provisions of this Section 2.2 shall not apply to the transfer or retransfer of, and the Shareholders may transfer or retransfer, any Capital Stock held by such Shareholder to or for the benefit of
(i) any spouse, parent, child, grandchild, or lineal descendant (including adopted children and stepchildren) of such holder (including, without limitation, trustee(s) of a trust for the benefit of the Shareholder or any of the foregoing); (ii) any trustee of a voting trust for purposes of transferring shares into such voting trust; or (iii) any legal representative, devise, or heir of a Shareholder upon his or her death, provided all such transferees shall take such Offered Stock subject to all the restrictions, terms, and conditions of this Agreement and shall execute and deliver to the Secretary of the Company a written statement confirming the same prior to acquiring such shares and there shall be no further transfer of such shares except in accordance with this Agreement.


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                                   ARTICLE III
                               TERM AND AMENDMENT

         Section 3.1 Term. This Agreement will terminate upon the consummation by the Company of a firm commitment underwritten initial public offering of its Common Stock.

         Section 3.2 Amendment. This Agreement shall not be changed, waived, discharged, or terminated except by written agreement signed by the Company and Shareholders holding not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Capital Stock (voting as one class on an as converted basis) then held by the Shareholders.

                                   ARTICLE IV
                                  MISCELLANEOUS

         Section 4.1 Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and permitted assigns; provided, however, that no person, firm, or corporation not a party hereto shall have any rights hereunder or the power to enforce any of the duties created hereby unless such person, firm, or corporation shall have become bound to the provisions hereof.

         Section 4.2 Additional Investors. The parties hereto acknowledge that
(a) other parties may become a shareholder of the Company after the date hereof and (b) such parties may be required, as a condition to the issuance or transfer of shares of Capital Stock to them, to execute a counterpart of this Agreement. Upon execution of such a counterpart of this Agreement, such new shareholder of the Company shall be entitled to all of the rights and benefits afforded thereto hereunder.

         Section 4.3 Specific Performance. The parties hereto agree that a breach or violation of any of the terms, covenants, or other obligations under this Agreement will result in immediate and irreparable harm to the non-breaching parties in an amount that will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the non-breaching parties. Therefore, the failure on the part of any party to perform all of the terms, covenants, and obligations established by this Agreement shall give rise to a right to the other parties to obtain enforcement of this Agreement in a court of equity by a decree of specific performance, a writ of mandamus, or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy the parties may have.

         Section 4.4 Severability If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the parties hereto shall take such action as may be necessary to



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effectuate the intent of such provision, and the remainder of this Agreement and any other application of such provision shall not be affected thereby.

         Section 4.5 Sections and Exhibits. The headings of sections in this Agreement are provided for convenience only and will not affect the Agreement's construction or interpretation. Unless indicated otherwise, references to "Section," "Sections," "Exhibit," or "Exhibits" refer to the corresponding section, sections, exhibit, or exhibits, respectively, of this Agreement.

         Section 4.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed to have been given, made, or delivered when actually received (regardless of the manner of transmission) or five (5) days after deposited in the mail and sent by registered or certified mail, postage prepaid; by facsimile transmission when transmitted with confirmation of receipt; or, in the case of telegraphic notice, when delivered to the telegraph company, charges prepaid, addressed as the case may be as follows:

         If to the Company:            Beacon Education Management, Inc.
                                       112 Turnpike Road, Suite # 107
                                       Westborough, Massachusetts 01581
                                       Attention: Chairman

         If to each of the
         Shareholders: (as set forth on the Company's records)

or to such other address as such party shall have furnished to other parties in writing in accordance with the provisions hereof.

         Section 4.7 Confidentiality. Each party to this Agreement agrees to at all times hold in confidence and keep secret and inviolate all of the Corporation's confidential information, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Corporation which such party may now or hereafter come to know; provided, that any party to this Agreement may disclose any such information which has otherwise entered the public domain (not as a result of violation of this Agreement) or which he or it is required to disclose to any governmental authority by law or subpoena or judicial process.

         Section 4.8 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         Section 4.9 Governing Law. This Agreement is executed in and shall be construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without regard to its conflict of laws rules.



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         Section 4.10 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Shareholders relating to the subject matter hereof and there are no other terms other than those contained herein.



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         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.


                                 BEACON EDUCATION MANAGEMENT, INC.


                                 By:
                                     ----------------------------------------
                                 Title:
                                        -------------------------------------



                                 STOCKHOLDERS:


                                 By:
                                     ----------------------------------------
                                 Name:
                                       --------------------------------------












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